Exhibit 10.2

Jet.AI Inc.

10845 Griffith Peak Dr.

Suite 200

Las Vegas, Nevada 89135

The other Investors party to the Term Sheet (as defined below)

September 13, 2023

Re: Waiver

Gentlemen:

In connection with the binding Term Sheet, dated September 11, 2023 (the “Term Sheet”), among Jet.AI Inc. (the “Company”), myself and the other Investors set forth in the signature page thereto, I hereby waive any right to received accrued interest on the principal amount of the Note to be issued to me pursuant to the Term Sheet, as well as any Redemption Premium (as defined in the Term Sheet) related to such Note or any increase in the principal amount thereof in connection with an Event of Default (as defined in the Term Sheet).

Sincerely,

/s/ Michael Winston
Michael Winston